NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Reports Second Quarter 2005 Results;
Announces $250 Million Share Buyback
Princeton, NJ; (August 9, 2005)—NRG Energy, Inc. (NYSE: NRG) today reported net income for the quarter ended June 30, 2005 of $23.9 million, or $0.22 per diluted share, including $0.7 million or $0.01 per diluted share related to discontinued operations. This compares with net income of $83.0 million, or $0.83 per diluted share, in the same period in 2004, which included $13.6 million or $0.14 per diluted share related to discontinued operations. For the six months ended June 30, 2005, NRG reported net income of $46.5 million, or $0.43 per diluted share including $0.7 million or $0.01 per diluted share related to discontinued operations. This compares with $113.3 million or $1.13 per diluted share in 2004, which included income of $12.4 million or $0.12 per diluted share related to discontinued operations.
Lower net income, primarily from West Coast Power (WCP), asset sales and reduced generation due to outages were partially offset by reduced interest expenses and a lower effective tax rate. The second quarter of 2004 included a $38.5 million pretax Connecticut Light & Power (CL&P) settlement gain. Mark-to-market charges associated with our hedging activity included a $5.1 million gain and a $33.1 million loss, respectively, for the three and six months ended June 30, 2005. The year-to-date results were also affected by approximately $60 million of mark-to-market gains related to forward electricity sales in the Northeast that were recorded at the end of 2004, approximately $51 million settled through June 30, 2005.
“While certain of our assets, such as our New York City plants, were called upon and performed at record levels, outages at several of our coal-fired units impacted our quarterly results,” commented David Crane, NRG President and Chief Executive Officer. “This quarter’s operating result illustrates the timeliness and importance of our business improvement program, F.O.R.NRG, announced last quarter.”
Accelerated Share Repurchase Program
NRG has committed to repurchase, on August 11, 2005, $250 million of the Company’s outstanding common stock from an affiliate of Credit Suisse First Boston LLC (CSFB). The Company will fund the planned repurchase with existing cash balances. To enable this share repurchase under the Company’s high yield debt indenture, the Company will issue simultaneously in a private transaction, $250 million of perpetual preferred stock. The cash proceeds from the preferred issuance will be used to repurchase approximately $229 million of our 8% high yield notes at 108% of par which will bring the total amount of our 8% notes redeemed during 2005 to $645 million.
“This accelerated share repurchase and the partial redemption of our 8% notes are both part of our continuing capital allocation program and underscore our commitment to the efficient deployment of capital,” said Crane. “While we expect over time to reinvest the lion’s share of our capital in enhancing our asset portfolio, NRG’s exceptional balance sheet strength and liquidity combined with our projected free cash flow generation has caused us to conclude that, at this time, using a portion of our retained cash to repurchase our shares and bonds is a prudent and efficient use of capital.”
Second Quarter and Year-to-Date 2005 Highlights
•	$122.6 million and $277.0 million of adjusted EBITDA for three and six months ending June 30, 2005, respectively, including $5.1 million of mark-to-market gain for the second quarter and a $33.1 million mark-to-market loss year-to-date (see Tables A-3 and A-4);

•	$27.7 million and $91.5 million in cash flow from operations for the three and six months ending June 30, 2005, respectively;

•	47% net debt-to-total capital at June 30, 2005 (see Table A-5);

•	$1.35 billion in high-yield notes registered eliminating liquidated damages payments;

•	90% increase in generation quarter over quarter from New York City assets; and

•	$64.6 million in net proceeds from sale of Enfield completed on April 1, 2005.
Revenues were flat for three and six months ended June 30, 2005 versus last year because of higher merchant revenues attributed to the increased generation from our New York City assets and to a lesser extent from our NEPOOL assets during 2005. These were offset by lower capacity revenues due to the 2004 sale of Kendall, the absence of the Connecticut Light & Power $38.5 million pretax settlement recognized in second quarter 2004 and $33.1 million of year-to-date mark-to-market losses.
The cost of energy was 33% and 27% higher, respectively, for the three and six months ended June 30, 2005 versus 2004 levels primarily due to increased generation from our oil and gas-fired units. In addition, purchased power costs at our South Central operations increased to meet contract load obligations during its outages.
Operating and maintenance costs for three and six months ended June 30, 2005 increased over the comparable period in 2004 by $10.5 million and $20.0 million, respectively, due to an increase in major maintenance projects and more extensive outages in 2005 as compared to 2004. A portion of these incremental costs are the result of low-sulfur coal conversions of our eastern coal plants, which are a focus for much of the major maintenance and environmental capital expenditures in 2005.
Lower interest expense, higher other income, and lower income taxes partially offset the reduced operating income driven by the above described results. Interest expense for the three and six months ended June 30, 2005 was $50.6 million and $106.6 million, respectively, down from $66.2 and $129.0 million, respectively, for the comparable period in 2004 due to the sale of Kendall in the fourth quarter of 2004, the refinancing of our senior debt facility in December 2004, the $415.8 million redemption and purchases of our 8% notes during the first quarter, and the $57.2 million refinancing and prepayment of a portion of our Flinders project level debt in Australia during the six months ended June 30, 2005.

Regional Segment Review of Results
Table 1: Three Months Income from Continuing Operations before Taxes and Adjusted EBITDA by region

($in millions)	Income from Continuing				Adjusted EBITDA
	Operations before Taxes

Three months ending	6/30/05		6/30/04		6/30/05	6/30/04

Northeast	$39.5		$56.2		$59.8	$79.2
South Central	$(6.8)		$16.5		$8.4	$31.9
Australia	$5.4		$(8.3)		$16.9	$10.5
Western	$5.9		$23.2		$6.1	$54.9
Other North America	$(5.6)		$(0.6)		$4.0	$20.9
Other International	$22.5		$26.3		$12.9	$24.7
Alternative Energy, Non-generation, and Other	$(29.7	)(1)	$(7.6	)(2)	$14.5	$10.8

Total	$31.2		$105.7		$122.6	$232.9

(1)	Includes interest expense of $38.4 million and interest income.

(2)	Includes interest expense of $47.2 million, the $38.5 million CL&P settlement and interest income.
Table 2: Six Months Income from Continuing Operations before Taxes and Adjusted EBITDA by region

(in millions)	Income from Continuing				Adjusted EBITDA
	Operations before Taxes

Six months ending	6/30/05		6/30/04		6/30/05	6/30/04

Northeast	$72.3		$143.7		$113.8	$194.0
South Central	$2.5		$27.9		$33.6	$61.6
Australia	$16.2		$8.1		$35.0	$51.2
Western	$9.2		$24.6		$9.6	$88.2
Other North America	$(10.5)		$(10.5)		$6.1	$33.2
Other International	$68.8		$40.6		$49.6	$38.3
Alternative Energy, Non-generation, and Other	$(99.9	)(1)	$(83.0	)(2)	$29.3	$23.6

Total	$58.6		$151.4		$277.0	$490.1

(1)	Includes interest expense of $89.5 million and interest income.

(2)	Includes interest expense of $92.6 million, the $38.5 million CL&P settlement and interest income.
Northeast: Our New York City, and to a lesser extent, our NEPOOL assets were able to take advantage of higher average power prices, and improving spark and dark spreads, resulting from approximately 14% higher gas prices than in 2004. These spread improvements were offset by compressed margins from oil-fired plants and reduced generation output from our Huntley and Indian River assets due to increased outages versus 2004. Due to planned and unplanned outages, major maintenance expenses were higher by $8.6 and $14.6 million for the three and six months ended June 30, 2005, respectively, versus 2004. Finally, we recorded a mark-to-market gain of $5.1 million and $33.1 million loss for the three and six months ended June 30, 2005, respectively, related to forward sales not receiving hedge accounting treatment.
South Central: Total generation from the South Central assets decreased by 18% and 5%, respectively, for three and six months ended June 30, 2005, due to both planned and unplanned outages. To meet contract load requirements, the South Central region had to purchase energy at prices higher than its generation costs. A planned outage during the first half of 2005 also contributed to $7.9 million of higher major maintenance costs versus the same period last year.
Australia: Income from continuing operations before taxes results improved for the three and six months ended June 30, 2005, driven by increased generation at Flinders due to the start of full commercial operation of the Playford station during the first quarter 2005 and a planned outage that occurred in the second quarter of 2004. Adjusted EBITDA for the three months was up versus the prior year due to higher generation and stronger exchange rates and pool prices. However, an extremely mild summer significantly depressed pool prices during the first quarter 2005, affecting overall six month results.
Western, Other North America, International and Other: In the aggregate, income from continuing operations before taxes and adjusted EBITDA results decreased for the quarter and six months ended June 30, 2005 from 2004 primarily due to a series of portfolio changes:
•	The expiration of the CDWR contract at the end of 2004 lowered the Western region results;

•	The sale of the Kendall project in the fourth quarter of 2004 reduced the Other North American results in 2005; and

•	International and Other results were impacted by the April 2005 Enfield sale, the collection of the TermoRio note in the first quarter 2005, and the $38.5 million pre-tax CL&P settlement gain in 2004.
Liquidity and Capital Resources
Liquidity remained strong at $1.2 billion, as of June 30, 2005, even after the Company paid down $473.0 million in debt during the first and second quarter. This cash outflow was partially offset by the first quarter 2005 collection of the $71 million TermoRio arbitration award, an April 2005 $50 million dividend distribution from WCP, the $64.6 million in Enfield sale proceeds and cash from operations.
Table 3: Corporate Liquidity

(in millions)	June 30, 2005	December 31, 2004

Unrestricted Cash:
Domestic	$493	$921
International	330	189
Restricted Cash:
Domestic	66	54
International	21	59

Total Cash	$910	$1,223
Letter of Credit Availability	172	193
Revolver Availability	150	150

Total Current Liquidity	$1,232	$1,566

Capital Allocation
The Company continuously monitors its capital structure, liquidity, and cash flow and has been assessing for several months how to optimize the utilization of its current cash resources. The planned capital transaction is designed to provide a cost effective return of capital to shareholders, with certainty of execution, while preserving the Company’s flexibility for future capital allocation decisions. Upon completion of this transaction, the Company’s net debt to total capital remains at approximately 47%, the lower end of our targeted range.
On August 8, the Company executed a commitment to sell to CSFB, in a private placement, $250 million in new 3.625% perpetual preferred stock. The preferred stock may be settled at the option of CSFB or the Company during a 90 day period commencing August 11, 2015. Upon settlement, NRG will pay CSFB $250 million in cash to redeem the preferred stock. If the market value of the underlying NRG common shares is in excess of 150% of the August 10, 2005 issuance price, NRG will pay CSFB the net difference in cash or shares at settlement. If the Company’s common share price is lower at settlement than the issuance price, CSFB will pay NRG the net difference in cash or shares. Only common shares equal to the value of the security in excess of 150% of the issuance price will be included in the earnings per share dilution calculation.
Issuing the preferred stock also gives NRG the capacity under our debt instruments to use existing cash to fund the accelerated share repurchase program announced today. Under the terms of the accelerated share repurchase agreement with CSFB, NRG will have fixed its price risk under the program at 97%-103% of the common share price at execution. NRG’s outstanding shares will decrease by the full amount repurchased on August 11, 2005 based on NRG’s August 10, 2005 closing price.
Focus on Return on Invested Capital at NRG (F.O.R.NRG)
During the first quarter earnings call, NRG announced F.O.R.NRG, a comprehensive cost and margin improvement program consisting of a large number of asset, portfolio and headquarters-specific initiatives being implemented over the short-to-medium term. Our improvement plan will contribute $100 million annually by the end of 2008, and $30 million in benefits are expected in 2005. Approximately $18 million of benefits were achieved during the second quarter.
We currently have approximately 85 projects that are either scheduled for implementation or are under technical and financial evaluation. Currently we have over 20 projects in active implementation as part of F.O.R.NRG.
Outlook
In the third quarter, as it has progressed to date, the Company has benefited from a strong energy price environment created by favorable weather conditions across our Northeast region. While our baseload coal plants were substantially contracted going into the quarter, our entire fleet of plants have performed well during the hot weather periods enabling us to derive incremental benefit from the strong spot pricing environment. As the recent weather-driven pricing environment contains significant risks as well as significant opportunity for our heavily-contracted portfolio, we are not modifying our previous 2005 adjusted EBITDA guidance of $600 million. Net cash provided by operating activities is expected to be $419 million and reflects increased collateral requirements.

The Company’s adjusted EBITDA guidance of $600 million (see Table A-10) includes approximately $33.1 million of mark-to-market losses through June 30, 2005, which have been substantially offset by the F.O.R.NRG corporate initiatives.
This guidance excludes unusual or nonrecurring events and assumes normal weather patterns in our core regions for the balance of the year. The gross margin associated with this EBITDA estimate is substantially hedged in terms of downside protection while the Company retains the potential to benefit from extreme weather events, locational supply-demand imbalances, and gas price spikes through its dual fuel-fired peaking units.
Earnings Conference Call
On August 9, 2005, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. To access the live webcast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. Participants should dial in or log on approximately five minutes prior to the scheduled start time.
The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.
About NRG
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in international generating facilities in Australia and Germany.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, expected benefits and results of capital allocation initiatives, expected benefits and EBITDA improvements of the F.O.R. NRG initiative and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to use western coal successfully, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and company-wide processes and the ability to complete the accelerated share repurchase program and preferred stock issuance.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance is an estimate as of today’s date, August 9, 2005 and is based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
More information on NRG is available at www.nrgenergy.com
Contacts:

Meredith Moore	Nahla Azmy
Media Relations	Investor Relations
609.524.4522	609.524.4526

Jay Mandel	Katy Sullivan
Media Relations	Investor Relations
609.524.4525	609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended		Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	(In thousands, except for per share amounts)
Operating Revenues
Revenues from majority-owned operations	$584,567	$573,623	$1,185,709	$1,173,888

Operating Costs and Expenses
Cost of majority-owned operations	436,470	353,258	889,392	735,011
Depreciation and amortization	47,749	53,168	96,173	108,174
General, administrative and development	53,164	45,746	103,058	82,138
Other charges
Corporate relocation charges	456	5,645	3,911	6,761
Reorganization items	—	(2,661)	—	3,589
Impairment charges	223	1,676	223	1,676

Total operating costs and expenses	538,062	456,832	1,092,757	937,349

Operating Income	46,505	116,791	92,952	236,539

Other Income (Expense)
Minority interest in earnings of consolidated subsidiaries	(407)	(201)	(881)	(709)
Equity in earnings of unconsolidated affiliates	16,460	46,101	53,424	63,814
Write downs and gains/(losses) on sales of equity method investments	11,561	1,205	11,561	(533)
Other income, net	7,654	8,051	33,156	11,708
Refinancing expense	—	—	(25,024)	(30,417)
Interest expense	(50,560)	(66,225)	(106,551)	(128,954)

Total other expense	(15,292)	(11,069)	(34,315)	(85,091)

Income From Continuing Operations Before Income Taxes	31,213	105,722	58,637	151,448
Income Tax Expense	8,081	36,322	12,883	50,602

Income From Continuing Operations	23,132	69,400	45,754	100,846
Income from discontinued operations, net of income taxes	734	13,624	730	12,413

Net Income	23,866	83,024	46,484	113,259
Preference stock dividends	4,200	—	8,072	—

Income Available for Common Stockholders	$19,666	$83,024	$38,412	$113,259

Weighted Average Number of Common Shares Outstanding — Basic	87,046	100,080	87,045	100,051
Income From Continuing Operations per Weighted Average Common Share — Basic	$0.22	$0.69	$0.43	$1.01
Income From Discontinued Operations per Weighted Average Common Share — Basic	0.01	0.14	0.01	0.12

Net Income per Weighted Average Common Share — Basic	$0.23	$0.83	$0.44	$1.13

Weighted Average Number of Common Shares Outstanding — Diluted	87,775	100,478	87,729	100,214
Income From Continuing Operations per Weighted Average Common Share — Diluted	$0.21	$0.69	$0.42	$1.01
Income From Discontinued Operations per Weighted Average Common Share — Diluted	0.01	0.14	0.01	0.12

Net Income per Weighted Average Common Share — Diluted	$0.22	$0.83	$0.43	$1.13

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(unaudited)
	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$823,161	$1,110,045
Restricted cash	87,248	112,824
Accounts receivable, less allowance for doubtful accounts	313,660	272,101
Current portion of notes receivable	25,100	85,447
Income taxes receivable	38,877	37,484
Inventory	228,995	248,010
Derivative instruments valuation	59,524	79,759
Prepayments and other current assets	294,062	169,608
Deferred income taxes	1,262	—
Current assets — discontinued operations	—	3,010

Total current assets	1,871,889	2,118,288

Property, plant and equipment, net of accumulated depreciation of $301,371 and $207,536	3,308,650	3,374,551

Other Assets
Equity investments in affiliates	637,881	734,950
Notes receivable, less current portion, less reserve for uncollectible notes of $3,794 and $8,196	723,461	804,522
Intangible assets, net	275,854	294,350
Derivative instruments valuation	13,415	41,787
Funded letter of credit	350,000	350,000
Other non-current assets	100,514	111,580

Total other assets	2,101,125	2,337,189

Total Assets	$7,281,664	$7,830,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$90,745	$512,252
Accounts payable	150,688	171,722
Derivative instruments valuation	129,623	16,772
Deferred income taxes	—	334
Other bankruptcy settlement	177,424	175,576
Accrued expenses and other current liabilities	237,903	209,923
Current liabilities — discontinued operations	—	1,362

Total current liabilities	786,383	1,087,941

Other Liabilities
Long-term debt and capital leases	3,120,206	3,253,866
Deferred income taxes	109,438	134,325
Derivative instruments valuation	153,464	148,445
Out-of-market contracts	309,129	318,664
Other non-current liabilities	195,309	187,438
Non-current liabilities — discontinued operations	—	1,081

Total non-current liabilities	3,887,546	4,043,819

Total Liabilities	4,673,929	5,131,760

Minority Interest	7,084	6,104
Commitments and Contingencies
Stockholders' Equity
4% Convertible Perpetual Preferred Stock; $.01 par value; 10,000,000 shares authorized, 420,000 outstanding at June 30, 2005 and December 31, 2004 (shown at liquidation value, net of issuance costs)	406,155	406,359
Common Stock; $.01 par value; 500,000,000 shares authorized; 87,045,104 and 87,041,935 outstanding at June 30, 2005 and December 31, 2004	1,000	1,000
Additional paid-in capital	2,423,636	2,417,021
Retained earnings	235,054	196,642
Less treasury stock, at cost — 13,000,000 shares	(405,312)	(405,312)
Accumulated other comprehensive income/(loss)	(59,882)	76,454

Total stockholders’ equity	2,600,651	2,692,164

Total Liabilities and Stockholders’ Equity	$7,281,664	$7,830,028

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
	(In thousands)
Cash Flows from Operating Activities
Net income	$46,484	$113,259
Adjustments to reconcile net income to net cash provided by operating activities
Distributions in excess of equity in earnings of unconsolidated affiliates	15,925	4,751
Depreciation and amortization	96,173	113,499
Reserve for note and interest receivable	(98)	—
Amortization of debt issuance costs and debt discount	4,958	16,543
Write-off of deferred financing costs/(debt premium)	(8,413)	15,312
Deferred income taxes	(3,625)	49,384
Minority interest	881	2,089
Unrealized (gains)/losses on derivatives	81,710	(21,458)
Asset impairment	223	1,676
Write downs and (gains)/losses on sales of equity method investments	(11,561)	533
Gain on TermoRio settlement	(13,532)	—
Gain on sale of discontinued operations	—	(13,012)
Amortization of power contracts and emission credits	15,140	34,517
Amortization of unearned equity compensation	4,718	7,322
Cash used by changes in working capital, net of disposition affects	(137,464)	(7,058)

Net Cash Provided by Operating Activities	91,519	317,357

Cash Flows from Investing Activities
Proceeds on sale of equity method investments	64,575	29,693
Proceeds on sale of discontinued operations	—	59,190
Return of capital from (investments in) equity method investments and projects	1,291	(566)
Decrease in notes receivable, net	92,904	15,208
Capital expenditures	(36,537)	(64,676)
Increase/(decrease) in restricted cash and trust funds, net	26,313	(37,291)

Net Cash Provided by Investing Activities	148,546	1,558

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt, net	204,141	490,631
Payment of dividends to preferred stockholders	(8,072)	—
Deferred debt issuance costs	(1,582)	(8,497)
Issuance expense of preferred shares	(204)	—
Principal payments on short and long-term debt	(721,548)	(567,806)

Net Cash Used by Financing Activities	(527,265)	(85,672)

Change in Cash from Discontinued Operations	1,685	10,822
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,369)	25,588

Net Increase (Decrease) in Cash and Cash Equivalents	(286,884)	269,653
Cash and Cash Equivalents at Beginning of Period	1,110,045	551,223

Cash and Cash Equivalents at End of Period	$823,161	$820,876

NRG ENERGY, INC. AND SUBSIDIARIES
Reconciliation of NonGAAP Financial Measures
Appendix Table A-1: Adjusted Net Income Reconciliation
The following table summarizes the calculation of adjusted net income and provides a reconciliation to GAAP net income/(loss), including per share amounts.

	Three Months Ended		Three Months Ended
				Diluted
(Dollars in thousands, except per share amounts)	06/30/2005	Diluted EPS	06/30/2004	EPS

Net Income	$23,866	$0.22	$83,024	$0.83
Plus:
Income from Discontinued Operations, net of tax	(734)	—	(13,624)	(0.14)
Corporate relocation charges, net of tax	276	—	3,412	0.03
Reorganization items, net of tax	—	—	(1,609)	(0.02)
Impairment charge, net of tax	135	—	1,013	0.01
FERC-authorized settlement with CL&P, net of tax	—	—	(23,279)	(0.23)
Write downs and (gains)/losses on sales of equity method investments, net of tax	(192)	—	(728)	(0.01)

Adjusted Net Income	$23,351	$0.22	$48,209	$0.48

Appendix Table A-2: Adjusted Net Income Reconciliation
The following table summarizes the calculation of adjusted net income and provides a reconciliation to GAAP net income/(loss), including per share amounts.

	Six Months Ended		Six Months Ended
				Diluted
(Dollars in thousands, except per share amounts)	06/30/2005	Diluted EPS	06/30/2004	EPS

Net Income	$46,484	$0.43	$113,259	$1.13
Plus:
Income from Discontinued Operations, net of tax	(730)	(0.01)	(12,413)	(0.12)
Corporate relocation charges, net of tax	2,364	0.03	4,087	0.04
Reorganization items, net of tax	—	—	2,170	0.02
Impairment charges, net of tax	135	—	1,013	0.01
FERC-authorized settlement with CL&P, net of tax	—	—	(23,279)	(0.23)
Proceeds received on Crockett contingency	(2,138)	(0.02)	—	—
Gain on TermoRio settlement	(8,180)	(0.09)	—	—
Write downs and (gains)/losses on sales of equity method investments, net of tax	(192)	—	322	0.00

Adjusted Net Income	$37,743	$0.33	$85,159	$0.85
Appendix Table A-3: Three Month EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

	Three Months Ended	Three Months Ended
	06/30/2005	06/30/2004
Net Income:	$23,866	$83,024
Plus:
Income Tax Expense	8,081	36,322
Interest Expense	47,946	60,209
Amortization and Write Downs of Finance Costs	1,435	2,474

	Three Months Ended	Three Months Ended
	06/30/2005	06/30/2004
Amortization of Debt Discount/Premium	1,179	3,542
Depreciation Expense	47,749	53,168
WCP CDWR contract amortization	—	30,638
Amortization of power contracts	1,294	8,614
Amortization of emission credits	2,690	3,648

EBITDA	134,240	281,638
Income from Discontinued Operations	(734)	(13,624)
Corporate relocation charges	456	5,645
Reorganization items	—	(2,661)
Impairment charges	223	1,676
FERC-authorized settlement with CL&P	—	(38,509)
Write Downs, (Gain)/Loss on Sales of Equity Investments	(11,561)	(1,205)

Adjusted EBITDA	$122,624	$232,961

Appendix Table A-4: Six Month EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

	Six Months Ended	Six Months Ended
	06/30/2005	06/30/2004
Net Income:	$46,484	$113,259
Plus:
Income Tax Expense	12,883	50,602
Interest Expense	101,593	117,094
Amortization and Write Downs of Finance Costs	2,848	4,537
Amortization of Debt Discount/Premium	2,110	7,323
Refinancing Expenses	25,024	30,417
Depreciation Expense	96,173	108,174
WCP CDWR contract amortization	—	61,606
Amortization of power contracts	8,822	25,579
Amortization of emission credits	6,316	9,918

EBITDA	302,253	528,509
Income from Discontinued Operations	(730)	(12,413)
Corporate relocation charges	3,911	6,761
Reorganization items	—	3,589
Impairment charges	223	1,676
FERC-authorized settlement with CL&P	—	(38,509)
Gain on Crockeet	(3,536)	—
Gain on TermoRio Settlement	(13,532)	—
Write Downs, Gain/(Loss) on Sales of Equity Investments	(11,561)	533

Adjusted EBITDA	$277,028	$490,145

Appendix Table A-5: Net Debt to Capital Reconciliation
The following table summarizes the calculation of Net Debt to Capital:

Numerator	Gross Debt	3,210,951
	Total Cash	910,409

	Net Debt	2,300,542

Denominator	Book Value of Equity	2,600,651
	Net Debt	2,300,542

	Capital	4,901,193
Net Debt to Capital		47%

Appendix Table A-6: Second Quarter 2005 Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

		South		Other		Other	Alt.
Three months ending June 30, 2005	Northeast	Central	Western	NA	Australia	Int'l	Energy	Non-Gen	Corp

Net Income:	39,473	(6,817)	5,909	(5,967)	4,213	18,438	3,120	1,834	(36,337)
Plus:
Income Tax Expense/(Benefit)	—	—	(3)	1,126	1,142	4,068	174	537	1,037
Interest Expense	9	1,742	—	4,414	3,056	1,128	95	2,262	35,242
Amortization and Write Downs of Finance Costs	—	—	—	—	22	—	—	5	1,408
Amortization of Debt (Discount)/Premium	—	602	—	1,221	—	—	—	(232)	(412)
Depreciation Expense	18,582	15,085	197	2,010	6,118	858	1,318	2,740	841
Amortization of power contract	—	(3,162)	—	1,888	2,354	—	—	214	—
Amortization of emission credits	1,744	945	—	—	—	—	—	—	—
EBITDA	59,808	8,395	6,103	4,692	16,905	24,492	4,707	7,360	1,779
Income from discontinued operations	—	—	—	(734)	—	—	—	—	—
Corporate relocation charges	8	2	—	—	—	—	—	—	446
Impairment charges	—	—	—	—	—	—	223	—	—
Write down and (gains)/losses on sales of equity method investments	—	—	—	—	—	(11,561)	—	—	—
Adjusted EBITDA	$59,816	$8,397	6,103	$3,958	$16,905	$12,931	$4,930	$7,360	$2,225

Appendix Table A-7: Second Quarter 2004 Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

		South		Other		Other	Alt.
Three months ending June 30, 2004	Northeast	Central	Western	NA	Australia	Int'l	Energy	Non-Gen	Corp

Net Income:	56,230	16,494	23,052	938	(4,908)	33,194	3,731	43,703	(89,410)
Plus:
Income Tax Expense/(Benefit)	—	—	185	409	(3,370)	5,307	4	448	33,339
Interest Expense	1,392	664	3	8,617	6,138	(2,156)	9	2,410	43,133
Amortization and Write Downs of Finance Costs	—	—	—	—	—	—	—	—	2,474
Amortization of Debt Discount/Premium	—	631	—	3,942	(175)	—	(3)	(271)	(582)
Refinancing Expenses	—	—	—	—	—	—	—	—	—
Depreciation Expense	17,382	14,572	203	6,930	6,885	613	1,289	2,729	2,565
WCP CDWR contract amortization	—	—	30,638	—	—	—	—	—	—
Amortization of power contract	1,889	(3,465)	830	2,500	6,646	—	—	214	—
Amortization of emission credits	2,276	1,373	—	—	—	—	—	—	—
EBITDA	79,169	30,269	54,911	23,336	11,216	36,958	5,030	49,233	(8,481)
Income from discontinued operations	—	—	—	(1,917)	—	(12,237)	530	—	(3)
Corporate relocation charges	—	1	—	—	—	—	—	—	5,644
Reorganization items	28	(71)	—	—	—	(1)	—	(528)	(2,090)
Impairment charges	—	1,676	—	1	—	—	—	—	—
FERC-authorized settlement with CL&P	—	—	—	—	—	—	—	(38,509)	—
Write Downs and (gain)/Loss on Sales of Equity	—	—	—	(500)	(705)	—	—	—	—
Investments
Adjusted EBITDA	$79,197	$31,875	$54,911	$20,920	$10,511	$24,720	$5,560	$10,140	$(4,930)
Appendix Table A-8: Six Months 2005 Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

		South		Other		Other	Alt.
Six months ending June 30, 2005	Northeast	Central	Western	NA	Australia	Int'l	Energy	Non-Gen	Corp

Net Income:	72,333	2,489	9,168	(11,129)	14,393	60,706	3,658	6,943	(112,077)
Plus:
Income Tax Expense	—	—	25	1,348	1,776	8,137	416	552	629
Interest Expense	97	3,484	—	8,832	6,675	4,232	121	4,505	73,649
Amortization and Write Downs of Finance Costs	—	—	—	—	28	—	—	10	2,810
Amortization of Debt Discount/Premium	—	1,200	—	2,454	(193)	—	—	(466)	(885)
Refinancing Expense	—	—	—	—	(9,783)	—	—	—	34,806
Depreciation Expense	37,191	30,227	395	4,003	12,712	1,654	2,634	5,479	1,878
Amortization of power contract	—	(5,898)	—	4,862	9,430	—	—	428	—
Amortization of emission credits	4,212	2,103	—	—	—	—	—	—	—
EBITDA	113,833	33,605	9,588	10,370	35,038	74,729	6,829	17,451	810
Income from discontinued operations	—	—	—	(730)	—	—	—	—	—
Corporate relocation charges	12	2	—	—	—	—	—	—	3,897
Impairment charges	—	—	—	—	—	—	223	—	—
Gain on TermoRio	—	—	—	—	—	(13,532)	—	—	—
Gain on Crockett	—	—	—	(3,536)	—	—	—	—	—
Write down and (gains)/losses on sales of equity method investments	—	—	—	—	—	(11,561)	—	—	—
Adjusted EBITDA	$113,845	$33,607	$9,588	$6,104	$35,038	$49,636	$7,052	$17,451	$4,707

Appendix Table A-9: Six Months 2004 Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

		South		Other		Other	Alt.
Six months ending June 30, 2004	Northeast	Central	Western	NA	Australia	Int'l	Energy	Non-Gen	Corp

Net Income:	143,658	27,871	24,263	(10,281)	8,228	43,524	4,275	52,437	(180,716)
Plus:
Income Tax Expense/(Benefit)	—	—	337	744	(106)	9,450	8	626	39,543
Interest Expense	678	2,380	3	16,838	11,306	(3,659)	16	4,916	84,616
Amortization and Write Downs of Finance Costs	—	—	—	—	—	—	—	—	4,537
Amortization of Debt (Discount)/Premium	—	1,265	—	7,908	(361)	—	(8)	(555)	(926)
Refinancing expense	—	—	—	—	—	—	—	—	30,417
Depreciation Expense	35,911	31,534	405	14,540	12,011	1,337	2,678	5,853	3,905
WCP CDWR contract amortization	—	—	61,606	—	—	—	—	—	-
Amortization of power contract	6,375	(6,660)	1,644	4,983	18,809	—	—	428	-
Amortization of emission credits	7,027	2,891	—	—	—	—	—	—	-
EBITDA	193,649	59,281	88,258	34,732	49,887	50,652	6,969	63,705	(18,624)
(Income)/ Loss from discontinued operations	—	—	—	(933)	—	(12,357)	877	—	-
Corporate Relocation Charges	—	1	—	—	—	—	—	—	6,760
Reorganization Items	349	653	—	151	—	—	—	160	2,276
Impairment charges	—	1,676	—	—	—	—	—	—	-
FERC-authorized settlement with CL&P	—	—	—	—	—	—	—	(38,509)	-
Write Downs, Gain/(Loss) on Sales of Equity Investments	—	—	—	(735)	1,268	—	—	—	-
Adjusted EBITDA	$193,998	$61,611	$88,258	$33,215	$51,155	$38,295	$7,846	$25,300	$(9,588)
Appendix Table A-10: Forecasted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to forecasted cash flow from operations:

$ in millions	Outlook
EBITDA	$632
Nonrecurring Items	(32)

Adjusted EBITDA	600
Interest Payments	(225)
Income Tax	(13)
Other Cash Used by Operations	104
Working Capital Changes	(47)

Cash Flow from Operations	$419
EBITDA, Adjusted EBITDA and adjusted net income are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
     EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Similar to Adjusted EBITDA, Adjusted net income represents net income adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating adjusted net income, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.